UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): January 8, 2009
CADENCE DESIGN SYSTEMS, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	000-15867	77-0148231
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2655 Seely Avenue, Building 5
San Jose, California	95134
(Address of Principal Executive Offices)	(Zip Code)
(408) 943-1234
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
Item 9.01. Financial Statements and Exhibits
SIGNATURES
EXHIBIT INDEX
EX-99.01

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Effective as of January 8, 2009, the Board of Directors (the “Board”) of Cadence Design Systems, Inc. (“Cadence”) appointed Lip-Bu Tan to serve as President and Chief Executive Officer of Cadence. Mr. Tan, who is 49, has been a member of the Board since 2004 and serves as a member of the Finance and Technology Committees of the Board. Mr. Tan, who had been serving as Interim Vice Chairman of the Board and member of the Interim Office of the Chief Executive, will remain a member of the Board but will no longer be Interim Vice Chairman of the Board. In connection with Mr. Tan’s appointment, Cadence also announced that the Interim Office of the Chief Executive has been dissolved. The members of Cadence’s Interim Office of the Chief Executive will resume their positions with Cadence. Mr. Tan is the founder and Chairman of Walden International, an international venture capital firm founded in 1987. Mr. Tan also serves as a director of Flextronics International Ltd., Semiconductor Manufacturing International Corporation, SINA Corporation, MindTree Consulting and Creative Technology Ltd. Mr. Tan has agreed to reduce such board memberships by the end of March 2009 to two public companies in addition to Cadence.
In connection with his appointment as President and Chief Executive Officer, effective January 8, 2009, Cadence entered into an employment agreement with Mr. Tan (the “Employment Agreement”). The Employment Agreement provides for Mr. Tan’s employment as President and Chief Executive Officer, at an initial base salary of $600,000 per year.
Mr. Tan will participate in the Cadence Senior Executive Bonus Plan (the “Bonus Plan”) and will have an annual target bonus under the Bonus Plan of 100% of his base salary. In addition, as a signing bonus, Mr. Tan received on January 8, 2009, an option to purchase 900,000 shares of common stock at the fair market value of Cadence’s common stock on the grant date and an award of 300,000 shares of incentive stock. The option and award of incentive stock were granted pursuant to Cadence’s form of option agreement and incentive stock award agreement, respectively, reflecting the vesting provisions outlined in this Form 8-K. One-fourth of the shares subject to the option will vest upon the first anniversary of the grant and one forty-eighth (1/48th) of the shares subject to the option will vest monthly over a three year period thereafter. One quarter of the incentive stock award shares will vest on each of the first four anniversaries of the effective date of Mr. Tan’s employment, subject to the achievement of the performance criteria specified in the incentive stock award agreement. The vesting criteria for fiscal year 2009 under the incentive stock award agreement is based on the attainment of a specified level of revenue in fiscal year 2009. If the performance goal for fiscal year 2009 is not attained, all shares of incentive stock that would otherwise vest for the 2009 performance period and any subsequent periods shall be forfeited. If the performance goals for fiscal year 2009 are achieved, the shares will vest, subject to the satisfaction of the time-based vesting criteria set forth in the incentive stock award agreement. With respect to any equity awards granted to Mr. Tan in the first year of his service as President and Chief Executive Officer (including the sign-on grants described in this paragraph), the vesting of such awards (to the extent then unvested) shall continue after he ceases to serve as President and Chief Executive Officer if he voluntarily resigns his position as President and Chief Executive Officer other than in the event of a “Constructive Termination” (as defined in the Employment Agreement) so long as he continues to serve Cadence as an employee, director or consultant, with such additional vesting continuing until the lesser of eighteen (18) months or the number of full months he served as President and Chief Executive Officer.
The Employment Agreement also provides for Cadence’s indemnification of Mr. Tan pursuant to Cadence’s form of indemnification agreement, filed as Exhibit 10.01 to Cadence’s Form 10-Q filed on December 11, 2008.

Under the Employment Agreement, if Mr. Tan’s employment is terminated by Cadence without “Cause” (as defined in the Employment Agreement) or if Mr. Tan terminates his employment in connection with a “Constructive Termination,” Mr. Tan will be entitled to the benefits provided for in the Executive Transition and Release Agreement attached to the Employment Agreement (the “Transition Agreement”) in exchange for his execution and delivery of the Transition Agreement.
The Transition Agreement provides for the employment of Mr. Tan as a non-executive employee for up to one year after his termination with continued coverage under Cadence’s medical, dental and vision insurance plans, at Cadence’s expense, should Mr. Tan elect COBRA coverage. In addition, the unvested options and outstanding incentive stock awards (other than any incentive stock awards subject to performance-based vesting criteria) held by Mr. Tan on the date of his termination that would have vested over the succeeding eighteen (18) month period will immediately vest and, to the extent applicable, become exercisable. Incentive stock awards subject to performance-based vesting criteria will remain outstanding and continue to vest through the end of the applicable performance period to the extent earned upon satisfaction of the performance-based vesting criteria, at which time such awards will immediately vest with respect to the portion thereof that would have vested over the eighteen (18) month period following the date of termination. Provided Mr. Tan does not resign from Cadence and Cadence does not terminate his employment during the term of the Transition Agreement, Mr. Tan shall receive the following benefits: (i) a monthly salary of $4,000 for a period of six (6) months, commencing on the first pay date that is more than thirty (30) days following the date that is six (6) months after the commencement of the transition period, (ii) a lump-sum payment of 100% of his annual base salary (at the highest rate in effect during his employment as President and Chief Executive Officer) on a date that is at least six (6) months after the commencement of the transition period, subject to his execution and delivery of a release of claims, and (iii) a lump-sum payment of 100% of his annual base salary (at the highest rate in effect during his employment as President and Chief Executive Officer) on the thirtieth (30th) day following the date of his termination under the Transition Agreement, subject to his execution and delivery of a release of claims. The Transition Agreement also requires Mr. Tan to comply with non-solicitation and non-competition provisions in favor of Cadence and to release Cadence from all claims related to his employment and, subject to such limitations, does not otherwise preclude Mr. Tan from accepting and holding full-time employment elsewhere.
If, within three (3) months before or thirteen (13) months after a “Change in Control” (as defined in the Employment Agreement), Mr. Tan’s employment is terminated without “Cause” or Mr. Tan terminates his employment in connection with a “Constructive Termination,” then, in exchange for Mr. Tan’s execution and delivery of the Transition Agreement, the payments described in clauses (ii) and (iii) of the paragraph above shall each be 150% of his highest annual base salary instead of 100% of his highest annual base salary, and all of Mr. Tan’s outstanding stock options and incentive stock awards will immediately vest in full and become exercisable.
Mr. Tan is not entitled to benefits under the Transition Agreement if his employment is terminated for “Cause,” or as a result of his “Permanent Disability” (each as defined in the Employment Agreement) or death or if he voluntarily terminates his employment (other than in connection with a “Constructive Termination”). However, if Mr. Tan is terminated due to his death or “Permanent Disability,” and he or his estate executes and delivers a release agreement in the form attached to the Employment Agreement, the unvested options and outstanding stock awards held by Mr. Tan on the date of his termination that would have vested over the succeeding twelve (12) month period will immediately vest and, to the extent applicable, will become exercisable and remain exercisable for a twenty-four (24) month period following his termination date (but no later than the original expiration period of the applicable award). In addition, if Mr. Tan’s employment terminates on account of his “Permanent Disability” and Mr. Tan elects COBRA continuation coverage, Cadence will pay Mr. Tan’s COBRA premiums for twelve (12) months following termination.

A copy of the press release announcing the appointment of Mr. Tan is attached hereto as Exhibit 99.01 and is incorporated by reference herein.
Item 9.01. Financial Statements and Exhibits.
(d) Exhibits

Exhibit No.	Description

99.01	Press Release issued by Cadence Design Systems, Inc. on January 8, 2009.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Dated: January 8, 2009

CADENCE DESIGN SYSTEMS, INC.
By:	/s/ James J. Cowie
James J. Cowie
Senior Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description

99.01	Press Release issued by Cadence Design Systems, Inc. on January 8, 2009.